CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
GVI Security Solutions, Inc.

We hereby consent to the inclusion in the foregoing Post Effective Amendment No. 1 to Form S-1 Registration Statement (Registration No. 333-140212) of our report dated March 27, 2007, except for Notes 1 and 18 as to which the date is December 14, 2007, relating to the consolidated financial statements of GVI Security Solutions, Inc. and Subsidiaries as of December 31, 2006 and for the year then ended which appears in the GVI Security Solutions, Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2007. We also consent to the reference to our Firm under the caption “Experts”.

/s/ WEINBERG & COMPANY, P.A.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Los Angeles, California
December 14, 2007